investment ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT (the “Agreement”) made as of this 11th day of April, 2022, between FS Alternatives Fund (Cayman) (the “Company”), a limited liability company incorporated in the Cayman Islands and a wholly-owned subsidiary of the FS Multi-Strategy Alternatives Fund (the “Fund”), a series of The Advisors’ Inner Circle Fund III (the “Trust”), a Delaware statutory trust registered with the Securities and Exchange Commission (the “SEC” or the “Commission”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and FS Fund Advisor, LLC (the “Adviser”) an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and a limited liability company organized under the laws of the State of Delaware, with the Adviser’s principal place of business at 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112.

W I T N E S S E T H

WHEREAS, the Fund has established the Company for the purposes of facilitating the Fund’s investment objectives and strategies as these objectives and strategies relate to obtaining exposure to the investment returns of the global commodities markets; and

WHEREAS, the Adviser serves as the investment adviser to the Fund pursuant to an investment advisory agreement between the Adviser and the Trust, on behalf of the Fund (the “Fund Advisory Agreement”); and

WHEREAS, the Board of Directors of the Company (the “Board”) has selected the Adviser to act as investment adviser to the Company, and to provide certain related services, as more fully set forth below, and to perform said services under the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Company and the Adviser do hereby agree as follows:

1.	The Adviser’s Services.

(a) Discretionary Investment Management Services. The Adviser shall act as investment adviser with respect to the Company. In said capacity, the Adviser, subject to the supervision of the Board, regularly shall provide the Company with investment research, advice, and supervision, and shall furnish continuously an investment program for the Company, consistent with the investment objectives and policies of the Company. With respect to the Company, the Adviser shall determine, from time to time, what securities shall be purchased for the Company, what securities shall be held or sold by the Company, and what portion of the Company’s assets shall be held uninvested in cash, subject always to the provisions of the Company’s Memorandum and Articles of Association (hereinafter, said Memoranda and Articles of Association, as currently in effect, and as amended or supplemented from time to time, referred to as the “Memoranda”), and the Fund’s registration statement on Form N-1A (hereinafter, said registration statement, as currently in effect, and as amended or supplemented from time to time, referred to as the “Registration Statement) under the 1940 Act, and under the Securities Act of 1933, as amended (the “1933 Act”), covering Fund shares, as filed with the Commission, and to the investment objectives, policies, and restrictions of the Company and the Fund, as each of the same from time to time shall be in effect. To carry out these obligations, the Adviser shall exercise full discretion and act for the Company in the same manner and with the same force and effect as the Company itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of said purchases, sales, or other transactions. No reference in this Agreement to the Adviser having full discretionary authority over the Company’s investments in any way shall limit the right of the Board, in the Board’s sole discretion, to establish or revise policies in connection with the management of the Company’s assets or otherwise to exercise the Board’s right to control the overall management of the Company. As applicable and appropriate, and without limiting the generality of the foregoing, the Adviser has the authority to enter into trading agreements on behalf of the Company and to adhere on the Company’s behalf to the applicable International Swaps & Derivatives Association (“ISDA”) over-the-counter (“OTC”) derivatives transaction protocols and to enter into client agency agreements or other documents that may be required to effect OTC derivatives transaction through swap execution facilities (i.e., “SEFs”).

(b) Compliance. The Adviser agrees to comply with the requirements of the 1940 Act, the Advisers Act, the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act, and the respective rules and regulations thereunder, as applicable, as well as with all other applicable Cayman Islands laws, rules, and regulations and U.S. federal and state laws, rules, regulations, and case law that relate to the services and relationships described hereunder and to the conduct of the Adviser’s business as a registered investment adviser. The Adviser also agrees to comply with the objectives, policies, and restrictions set forth in the Registration Statement, as amended or supplemented, of the Fund and the Memoranda, and with any relevant policies, guidelines, instructions, and procedures approved by the Board and provided to the Adviser. The Adviser shall maintain compliance procedures that the Adviser reasonably believes are adequate to ensure the Adviser’s compliance with the foregoing. No supervisory activity undertaken by the Board shall limit the Adviser’s full responsibility for any of the foregoing.

(c) Proxy Voting. The Board has the authority to determine how proxies with respect to securities that are held by the Company shall be voted, and the Board initially has determined to delegate the authority and responsibility to vote proxies for the Company’s securities to the Adviser. So long as proxy voting authority for the Company has been delegated to the Adviser, the Adviser shall exercise the Adviser’s proxy voting responsibilities. The Adviser shall carry out said responsibilities in accordance with any instructions that the Board shall provide from time to time, and at all times in a manner consistent with Rule 206(4)-6 under the Advisers Act and the Adviser’s fiduciary responsibilities to the Company and Fund. The Adviser shall provide periodic reports and keep those records relating to proxy voting as the Board reasonably may request or as may be necessary for the Fund to comply with the 1940 Act and other applicable law. Any said delegation of proxy voting responsibility to the Adviser may be revoked or modified by the Board at any time.

The Adviser is authorized to instruct the Company’s custodian and/or broker(s) promptly to forward to the Adviser or designate service provider copies of all proxies and shareholder communications relating to securities held in the portfolios of the Company (other than materials relating to legal proceedings against the Company). The Adviser also may instruct the Company’s custodian and/or broker(s) to provide reports of holdings in the portfolios of the Company. The Adviser has the authority to engage a service provider to assist with administrative functions related to voting the Company’s proxies. The Company shall direct the Company’s custodian and/or broker(s) to provide any assistance requested by the Adviser in facilitating the use of a service provider. In no event shall the Adviser have any responsibility to vote proxies that are not received on a timely basis. The Company acknowledges that the Adviser, consistent with the Adviser’s written proxy voting policies and procedures, may refrain from voting a proxy if, in the Adviser’s discretion, refraining from voting would be in the best interests of the Company and the Company’s shareholders.

(d) Recordkeeping. The Adviser shall not be responsible for the provision of administrative, bookkeeping, or accounting services to the Company, except as otherwise provided herein or as may be necessary for the Adviser to supply to the Company or the Board the information required to be supplied under this Agreement.

The Adviser shall maintain separate books and detailed records of all matters pertaining to Company assets advised by the Adviser required by Rule 31a-1 under the 1940 Act (other than those records being maintained by any administrator, custodian, or transfer agent appointed by the Company) relating to the Adviser’s responsibilities provided hereunder with respect to the Company, and shall preserve said records for the periods and in a manner prescribed therefore by Rule 31a-2 under the 1940 Act (hereinafter, the “Company Books and Records”). The Company Books and Records shall be available to the Board at any time upon reasonable request, shall be delivered to the Company upon the termination of this Agreement, and shall be available without delay during any day the Company is open for business.

(e) Holdings Information and Pricing. The Adviser shall provide regular reports regarding Company holdings, and, on the Adviser’s own initiative, may furnish the Company and the Company’s Board from time to time with whatever information the Adviser believes is appropriate for this purpose. The Adviser agrees to notify the Company promptly if the Adviser reasonably believes that the value of any security held by the Company may not reflect fair value. The Adviser agrees to provide, upon request, any pricing information of which the Adviser is aware to the Company, the Company’s Board, and/or any Company pricing agent to assist in the determination of the fair value of any Company holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Company’s valuation procedures for the purpose of calculating the Company’s net asset value in accordance with procedures and methods established by the Board.

(f) Cooperation With Agents of the Company. The Adviser agrees to cooperate with and provide reasonable assistance to the Company, any Company custodian or foreign sub-custodians, any Company pricing agents, and all other agents and representatives of the Company with respect to such information regarding the Company as said entities reasonably may request from time to time in the performance of said entities’ obligations, to provide prompt responses to reasonable requests made by said persons, and to establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

(g) Delegation of Adviser Services To Subadvisers and Co-advisers. Subject to (i) the prior approval of the Company’s Board, and (ii) to the extent required by the 1940 Act and the rules and regulations thereunder, and subject to any applicable guidance, exemptive order, or interpretation of the Securities & Exchange Commission (the “SEC”) or the SEC’s staff, the prior approval by the shareholders of the Company, the Adviser, from time to time, may delegate to a sub-adviser or co-adviser any of the Adviser’s duties under this Agreement, including the management of all or a portion of the assets being managed.  In all instances, however, the Adviser shall oversee the provision of said delegated services, the Adviser shall bear the separate costs of employing any said subadviser or co-adviser (provided that the Company shall remain responsible for the Company’s own expenses, as described in Section 5 below), and no delegation shall relieve the Adviser of any of the Adviser’s obligations under this Agreement.  The Adviser agrees that the Adviser shall not exercise investment power with respect to any investments in equity securities, including any equity securities within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934, as amended, made on the Company’s behalf by any sub-adviser or co-adviser retained by the Adviser in accordance with this Section 1(g).

2.	Information and Reporting. The Adviser shall provide the Company and the Company’s officers with such periodic reports concerning the obligations that the Adviser has assumed under this Agreement as the Company from time to time reasonably may request.

(a) Notification of Breach / Compliance Reports. The Adviser shall notify the Company’s chief compliance officer immediately upon detection of: (i) any material failure to manage the Company in accordance with the Company’s investment objectives and policies or any applicable law; or (ii) any material breach of any of the Company’s or the Adviser’s policies, guidelines, or procedures. In addition, the Adviser shall provide a quarterly report regarding the Company’s compliance with the Company’s investment objectives and policies, applicable law, including, but not limited to, the 1940 Act, and the Company’s policies, guidelines, or procedures as applicable to the Adviser’s obligations under this Agreement. The Adviser agrees to correct any said failure promptly and to take any action that the Board reasonably may request in connection with any said breach. Upon request, the Adviser also shall provide the officers of the Company with supporting certifications in connection with said certifications of Company financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act of 2002, as amended. The Adviser shall promptly notify the Company in the event that: (i) the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Company (excluding class action suits in which the Company is a member of the plaintiff class by reason of the Company’s ownership of shares in the defendant) or the compliance by the Adviser with applicable Cayman Islands laws and rules and regulations or U.S. federal or state securities laws; or (ii) an actual change in control of the Adviser resulting in an “assignment” (as that term is defined in the 1940 Act) has occurred or otherwise is proposed to occur.

(b) Board and Filings Information. The Adviser shall provide the Company with any information reasonably requested regarding the Adviser’s management of the Company required for any meeting of the Board, or for any shareholder report, Form N-CSR, Form N-PX, Form N-CEN, Form N-PORT, amended registration statement, proxy statement, or prospectus supplement to be filed by the Fund with the Commission. The Adviser shall make the Adviser’s officers and employees available to meet with the Board from time to time on due notice to review the Adviser’s investment management services to the Company in light of current and prospective economic and market conditions and shall furnish to the Board such information as may reasonably be necessary in order for the Board to evaluate this Agreement or any proposed amendments thereto.

(c) Transaction Information. The Adviser shall furnish to the Company such information concerning portfolio transactions as may be necessary to enable the Company or the Company’s designated agent to perform such compliance testing on the Company and the Adviser’s services as the Company, in its sole discretion, may determine to be appropriate. The provision of said information by the Adviser to the Company or the Company’s designated agent in no way relieves the Adviser of the Adviser’s own responsibilities under this Agreement.

3.	Brokerage.

(a) Principal Transactions. In connection with purchases or sales of securities for the account of the Company, neither the Adviser nor any of the Adviser’s directors, officers, or employees shall act as a principal or agent or receive any commission except as permitted by the 1940 Act.

(b) Placement of Orders. The Adviser shall arrange for the placing of all orders for the purchase and sale of securities for the Company’s account with brokers or dealers selected by the Adviser. In the selection of these brokers or dealers and the placing of these orders, the Adviser is directed at all times to seek for the Company the most-favorable execution and net price available under the circumstances. It also is understood that it is desirable for the Company that the Adviser have access to brokerage and research services provided by brokers who may execute brokerage transactions at a higher cost to the Company than may result when allocating brokerage to other brokers, consistent with Section 28(e) of the 1934 Act and any Commission staff interpretations thereof. The Adviser, therefore, is authorized to place orders for the purchase and sale of securities for the Company with these brokers, subject to review by the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by these brokers may be useful to the Adviser in connection with the Adviser’s or the Adviser’s affiliates’ services to other clients.

(c) Aggregated Transactions. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Company as well as other clients of the Adviser, the Adviser, to the extent permitted by applicable law and regulations, may aggregate the order for securities to be sold or purchased. In said event, the Adviser shall allocate securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Adviser reasonably considers to be equitable and consistent with the Adviser’s fiduciary obligations to the Company and to such other clients under the circumstances.

(d) Affiliated Brokers. The Adviser or any of the Adviser’s affiliates may act as broker in connection with the purchase or sale of securities or other investments for the Company, subject to: (a) the requirement that the Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and set forth in the Registration Statement; (b) the provisions of the 1940 Act; (c) the provisions of the Advisers Act; (d) the provisions of the 1934 Act; and (e) other provisions of applicable law. Subject to the requirements of applicable law and any procedures adopted by the Board, the Adviser or the Adviser’s affiliates may receive brokerage commissions, fees, or other remuneration from the Company for these services in addition to the Adviser’s fees for services under this Agreement.

4.	Custody. Nothing in this Agreement shall permit the Adviser to take or receive physical possession of cash, securities, or other investments of the Company.

5.	Allocation of Charges and Expenses. The Adviser shall bear the Adviser’s own costs of providing services hereunder. Other than as herein specifically indicated, the Adviser shall not be responsible for the Company’s expenses, including brokerage and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments.

6.	Representations, Warranties, and Covenants.

(a) Properly Registered. The Adviser is registered as an investment adviser under the Advisers Act, and shall remain so registered for the duration of this Agreement. The Adviser is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and, to the best knowledge of the Adviser, there is no proceeding or investigation that reasonably is likely to result in the Adviser being prohibited from performing the services contemplated by this Agreement. The Adviser agrees promptly to notify the Company of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser to an investment company. The Adviser is in compliance in all material respects with all applicable Cayman Islands laws, rules, and regulations and applicable U.S. federal and state law in connection with the Adviser’s investment management operations.

(b) Disclosure Documents. The Adviser has reviewed, and in the future shall review, the Registration Statement, summary prospectus, prospectus, statement of additional information, periodic reports to shareholders, reports and schedules filed with the Commission (including any amendment, supplement, or sticker to any of the foregoing), and any advertising or sales material relating to the Company (collectively, the “Disclosure Documents”), and represents, warrants and covenants that said Disclosure Documents shall contain no untrue statement of any material fact relating to the Adviser and the Adviser’s affiliates, the Company’s investment strategies and related risks, and other information supplied by Adviser for inclusion therein, and shall not omit any statement of material fact required to be stated therein or necessary to make the statements therein not misleading.

(c) Use of the Names “FS” and “Franklin Square”. The Adviser has the right to use the names “FS” and “Franklin Square” in connection with the Adviser’s services to the Company and, subject to the terms set forth in Section 7 of this Agreement, the Company shall have the right to use the names “FS” and “Franklin Square” in connection with the management and operation of the Company until this Agreement is terminated as set forth herein. The Adviser is not aware of any threatened or existing actions, claims, litigation, or proceedings that adversely would affect or prejudice the rights of the Adviser or the Company to use the names “FS” and “Franklin Square.”

(d) Insurance. The Adviser maintains errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Company: (i) of any material changes in the Adviser’s insurance policies or insurance coverage; or (ii) if any material claims will be made on the Adviser’s insurance policies. Furthermore, the Adviser, upon reasonable request, shall provide the Company with any information that the Company reasonably may require concerning the amount of or scope of said insurance.

(e) No Detrimental Agreement. The Adviser represents and warrants that the Adviser has no arrangement or understanding with any party, other than the Company, that would influence the decision of the Adviser with respect to the Adviser’s selection of securities for the Company, and that all selections shall be done in accordance with what is in the best interest of the Company.

(f) Conflicts. The Adviser shall act honestly, in good faith, and in the best interests of the Company, including requiring any of the Adviser’s personnel with knowledge of Company activities to place the interest of the Company first, ahead of said personnel’s own interests, in all personal trading scenarios that may involve a conflict of interest with the Company, consistent with the Adviser’s fiduciary duties under applicable law.

(g) Representations. The representations and warranties in this Section 6 shall be deemed to be made on the date that this Agreement is executed and at the time of delivery of the quarterly compliance report required by Section 2(a) of this Agreement, whether or not specifically referenced in said report.

7.	The Names “FS” and “Franklin Square”. The Adviser grants to the Company a license to use the names “FS” and “Franklin Square” (each, the “Name”) as part of the name of the Company for the duration of this Agreement. The foregoing authorization by the Adviser to the Company to use the Name as part of the name of the Company is not exclusive of the right of the Adviser itself to use, or to authorize others to use, the Name; the Company acknowledges and agrees that, as between the Company and the Adviser, the Adviser has the right to use, or authorize others to use, the Name. The Company shall: (1) use the Name only in a manner consistent with uses approved by the Adviser; (2) use the Company’s best efforts to maintain the quality of the services offered using the Name; and (3) adhere to such other specific quality control standards as the Adviser from time to time reasonably may promulgate. At the request of the Adviser, the Company: (a) shall submit to Adviser representative samples of any promotional materials using the Name; and (b) shall change the name of the Company within thirty (30) days of the Company’s receipt of the Adviser’s request, or such other shorter time period as may be required under the terms of a settlement agreement or court order, so as to eliminate all reference to the Name and thereafter shall not transact any business using the Name in the name of the Company.

8.	Adviser’s Compensation. In recognition of the fact that the Adviser shall receive compensation from the Fund under the Fund’s Advisory Agreement, the Adviser shall receive no compensation from the Company for the services rendered pursuant to this Agreement.

9.	Independent Contractor. In the performance of the Adviser’s duties hereunder, the Adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Company in any way or otherwise be deemed to be an agent of the Company. If any occasion should arise in which the Adviser gives any advice to the Adviser’s clients concerning the shares of the Company, the Adviser shall act solely as investment counsel for said clients and not in any way on behalf of the Company.

10.	Assignment and Amendments. This Agreement automatically shall terminate, without the payment of any penalty, in the event of the Agreement’s “assignment” (as that term is defined in Section 2(a)(4) of the 1940 Act); provided, that said termination shall not relieve the Adviser of any liability incurred hereunder.

This Agreement may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

11.	Duration and Termination.

This Agreement shall become effective as of the date executed and shall remain in full force and effect continually thereafter, subject to renewal as provided in Section 11(c) hereof, and unless terminated automatically as set forth in Section 10 hereof or until terminated as follows:

(a)	The Company may cause this Agreement to terminate either (i) by vote of the Company’s Board or (ii) upon the affirmative vote of a majority of the outstanding voting securities of the Company; or

(b)	The Adviser at any time may terminate this Agreement by not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Company; or

(c)	This Agreement automatically shall terminate two years from the date of the Agreement’s execution unless the Agreement’s renewal specifically is approved at least annually thereafter by (i) a majority vote of the Board’s Directors, including a majority vote of said Directors who are not interested persons of the Company or the Adviser, at a meeting called for the purpose of voting on said approval; or (ii) the vote of a majority of the outstanding voting securities of the Company; provided, however, that, if the continuance of this Agreement is submitted to the shareholders of the Company for the shareholders’ approval and said shareholders fail to approve said continuance of this Agreement as provided herein, the Adviser may continue to serve hereunder as to the Company in a manner consistent with the 1940 Act and the rules and regulations thereunder; and

(d)	This Agreement shall automatically and immediately terminate in the event upon the termination of the Fund’s Advisory Agreement.

Termination of this Agreement pursuant to this Section shall be without payment of any penalty.

In the event of termination of this Agreement for any reason, the Adviser, immediately upon notice of termination or on such later date as may be specified in said notice, shall cease all activity on behalf of each of the Company and with respect to any of the Company’s assets, except as otherwise required by any fiduciary duties of the Adviser under applicable law. In addition, the Adviser shall deliver the Company Books and Records to the Company by such means and in accordance with such schedule as the Company shall direct, and otherwise shall cooperate, as reasonably directed by the Company, in the transition of portfolio asset management to any successor of the Adviser.

12.	Certain Definitions. For the purposes of this Agreement:

(a)	“Affirmative vote of a majority of the outstanding voting securities of the Company” shall have the meaning as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

(b)	“Interested persons” and “Assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

13.	Liability of the Adviser.

(a) The Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of statements in the Company’s Disclosure Documents relating to the Adviser and the Adviser’s affiliates, the Company’s investment strategies and related risks, and other information supplied by the Adviser for inclusion therein.

(b) Notwithstanding Section 13(c) of this Agreement, the Adviser shall be liable to the Company for any loss (including transaction costs) incurred by the Company as a result of any trade error or investment made by the Adviser in contravention of: (i) any investment policy, guideline, or restriction set forth in the Registration Statement or as approved in writing by the Board from time to time and provided in writing to the Adviser; or (ii) applicable law, including, but not limited to, the 1940 Act (the investments described in this subsection (b) collectively are referred to as “Improper Investments”).

(c) Except as expressly set forth in Section 13(b) of this Agreement, absent the Adviser’s breach of this Agreement or the willful misconduct, bad faith, negligence or reckless disregard of the obligations or duties hereunder on the part of the Adviser, or its officers, directors, partners, agents, employees and controlling persons, the Adviser shall not be liable for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any position.

(d) The Adviser shall indemnify and hold harmless the Company, each affiliated person of the Company within the meaning of Section 2(a)(3) of the 1940 Act, and each person who controls the Company within the meaning of Section 15 of the 1933 Act (any said person, a “Company Indemnified Party”) against any and all losses, claims, damages, expenses, or liabilities (including the reasonable cost of investigating and defending any alleged loss, claim, damage, expense, or liability and reasonable counsel fees incurred in connection therewith) to which any said person may become subject under the 1933 Act, the 1934 Act, the 1940 Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, expenses, or liabilities (or actions in respect thereof) arise out of or are based upon: (i) a material breach by the Adviser of this Agreement or of the representations and warranties made by the Adviser herein; (ii) any Improper Investment; (iii) any untrue statement of a material fact by the Adviser contained in any Disclosure Document relating to the Adviser and the Adviser’s affiliates, a Fund’s investment strategies and related risks, and other information supplied by Adviser for inclusion therein, or the omission by the Adviser from a Disclosure Document of a material fact regarding the Adviser or the Adviser’s investment program required to be stated therein or necessary to make the statements therein not misleading; or (iv) the Adviser’s performance or non-performance of the Adviser’s duties hereunder; provided, however, that nothing herein shall be deemed to protect any Company Indemnified Party who is a Director or officer of the Company against any liability to the Company or to the Company’s shareholders to which said Company Indemnified Party otherwise would be subject by reason or willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of said person’s office with the Company.

(e) The Company shall, to the fullest extent permitted by law and the Company’s governing documents, but subject to Section 13(f) below, indemnify and save harmless the Adviser, its affiliates and any of their respective partners, members, directors, officers, employees or shareholders (any said person, an “Adviser Indemnified Party”) from and against any and all claims, liabilities, damages, losses, and reasonable and documented costs and expenses, that are incurred by any Adviser Indemnified Party and that arise out of or in connection with the performance or non-performance of or by the Adviser Indemnified Party of any of the Adviser’s responsibilities hereunder (collectively, “Adviser Losses”), provided that an Adviser Indemnified Party shall be entitled to indemnification hereunder only if the Adviser Indemnified Party acted in good faith and in a manner the Adviser Indemnified Party reasonably believed to be in, or not opposed to, the best interests of the Company; provided, however, that no Adviser Indemnified Party shall be indemnified for Adviser Losses by reason of willful misfeasance, fraud, bad faith, negligence or reckless disregard of the Adviser Indemnified Party’s duties under this Agreement (“Disabling Conduct”). Notwithstanding the foregoing:

(i) Any indemnification under Section 13(e) of this Agreement shall be made by the Company, solely out of the assets of the Company, only if authorized in the specific case on a determination that indemnification of the Adviser Indemnified Party is proper in the circumstances because the Adviser Indemnified Party is not prohibited from indemnification because of any Disabling Conduct, by:

(a) a majority vote of a quorum consisting of the Directors who are not interested persons of the Company or the Adviser; or

(b) a written opinion of legal counsel knowledgeable of the laws of the U.S. federal securities laws, including the 1940 Act and Advisers Act, and independent of the Adviser Indemnified Party and the Company and agreed to by the Company.

(ii) An Adviser Indemnified Party shall not be entitled to indemnification with respect to any Adviser Losses that arise out of or in connection with any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative between the Adviser Indemnified Party and the Company.

(iii) For the avoidance of doubt, this Section 13 does not entitle an Adviser Indemnified Party to any advancement or prepayment of any Adviser Losses.

(f) Notwithstanding Section 13(e) of this Agreement, an Adviser Indemnified Party shall not be entitled to indemnification under this Agreement if such indemnification by the Company, is inconsistent with the laws, rules, or regulations of the Cayman Islands, or the U.S. federal securities laws, including the 1940 Act, the Advisers Act, the 1933 Act and the 1934 Act and the rules and regulations thereunder, or applicable SEC or SEC staff written guidance, positions or interpretations.

14.	Confidentiality.

(a) From time to time, a party (the “Discloser”) may disclose, exchange, or make available, the party’s “Confidential Information” (as that term is defined below) to the other parties. For purposes of this Agreement, “Confidential Information” shall mean any information, data, or materials pertaining to the Discloser’s or the Discloser’s affiliates’ or subsidiaries’ business, financial, or internal plans or affairs, regardless of form of communication (whether oral, in hard copy, electronic, or any other medium whatsoever), and whether furnished before, on, or after the date of this Agreement, that is not currently available to the general public, and for which the owning party derives actual or potential value from said unavailability.

(b) Confidential Information shall NOT include: (a) any information that is or becomes generally available to the public through no breach of this Agreement by the recipient of the information (the “Recipient”); (b) any information that is disclosed to the Recipient on a non-confidential basis by a third party who, to the Recipient’s knowledge after due inquiry, has legitimate possession thereof and the unrestricted right to make this disclosure; and (c) any information developed by the Recipient independently of, and without reference to, any Confidential Information disclosed by the Discloser to the Recipient.

(c) The Recipient acknowledges that any Confidential Information provided by the Discloser shall be used by the Recipient solely for purposes related to the Agreement, and, except as provided in a subsequent written agreement between the parties, the provision of Confidential Information shall not be construed as creating any express or implied license to develop or otherwise use the Confidential Information in any manner. The Recipient agrees: (a) to take reasonable steps to safeguard the Confidential Information from theft, piracy, or unauthorized access, and to hold the Confidential Information in strict confidence and secrecy using at least the same level of care and protection against disclosure as the Recipient uses in protecting the Recipient’s own confidential and proprietary information; (b) not to use the Confidential Information for any purpose other than those purposes related to this Agreement; (c) not to reveal or disclose the Confidential Information to any individual, firm, or entity without the prior written consent of the Discloser, other than as set forth in (e) below; (d) to inform third-party recipients of the confidential nature of the Confidential Information; and (e) to disclose Confidential Information to the Recipient’s officers, directors, representatives, agents, or employees only on a “need-to-know” basis and to inform these individuals of their obligations under this Agreement, taking such steps as may be reasonable in the circumstances, or as may be reasonably requested by the Discloser, to prevent any unauthorized disclosure, copying, or use of the Confidential Information. Neither the Discloser nor any of the Discloser’s officers, directors, employees, or controlling persons make any express or implied representation or warranty as to the completeness and accuracy of any Confidential Information, and the Recipient agrees that none of these persons shall have any liability to the Recipient or any of the Recipient’s representatives and agents relating to or arising from the use of any Confidential Information or for any errors therein or omissions therefrom.

(d) The Recipient acknowledges that any Confidential Information provided pursuant to this Agreement constitutes unique, valuable, and special business of the Discloser. The Recipient agrees that a violation of any material provision of this Agreement may cause the Discloser irreparable injury for which the Discloser would have no adequate remedy at law, and agrees that the Discloser may be entitled to seek immediate injunctive relief prohibiting said violation, without bond, in addition to any other rights and remedies available to the Discloser.

(e) Neither party shall be liable for disclosure of Confidential Information made to any court of proper jurisdiction, regulatory, self-regulatory, governmental agency or examining authority having jurisdiction over either party and pursuant to subpoena, court order, or other legal process or as otherwise required by law or regulation. The Recipient shall provide the Discloser with prompt written notice of said request or requirement for disclosure, unless prevented by applicable law or regulation. If requested, the Recipient shall reasonably cooperate at the Discloser’s expense in defending against any said court or administrative order.

(f) It is understood and agreed that regulators having jurisdiction over any of the parties shall have unrestricted access to all books, records, files, and other materials in a party’s possession, including the Confidential Information, and disclosure of the Confidential Information to these persons solely for purposes of supervision or examination may occur without written notice to or authorization from the Discloser.

15.	Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective, as to said jurisdiction, to the extent of said invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

16.	Limitation of Liability. The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever, shall be satisfied solely out of the assets of the Company and that no Director, officer, or holder of shares of beneficial interest of the Company shall be personally liable for any of the foregoing liabilities.

17.	Change In the Adviser’s Ownership. The Adviser agrees that the Adviser shall notify the Company of any anticipated or otherwise reasonably foreseeable change in the ownership of the Adviser within a reasonable time prior to said change being effected.

18.	Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, and the Adviser consents to the jurisdiction of courts, both state and federal, in Delaware, with respect to any dispute under this Agreement.

19.	Paragraph Headings. The headings of paragraphs contained in this Agreement are provided for convenience only, form no part of this Agreement, and shall not affect this Agreement’s construction.

20.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.	Miscellaneous. Where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly-authorized officers as of the date first above written.

FS ALTERNATIVES FUND (CAYMAN),

By:	/s/ James Bernstein
Name:	James Bernstein
Title:	Vice President & Secretary

FS FUND ADVISOR, LLC

By:	/s/ Stephen S. Sypherd
Name:	Stephen S. Sypherd
Title:	Managing Director & General Counsel

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.